                                                                                    EXHIBIT 10.1

As of October 30, 2008

Mr. Patrick T. Doyle

Dear Pat:

This letter agreement (“Agreement”) provides the terms of your employment with The DIRECTV Group, Inc. (the “Company”).

1.	(a) The Company hereby employs you for a period commencing as of the date hereof and ending on December 31, 2011 (the “Term”).

(b) If you continue in the employ of the Company after the end of the Term and an extension of your employment has not been negotiated, your employment shall be on an at-will basis at the weekly salary rate paid during your last regular pay period hereunder and shall otherwise be in accordance with this Agreement and the provisions of such policies of the Company as are then in effect for comparable executives of the Company.

2.
(a) For your services hereunder the Company will, on regular pay dates as then in effect under applicable Company policy, pay you your current base salary through December 31, 2008 and a base salary at the rate of $600,000 per annum effective January 1, 2009.  Such base salary shall be subject to annual increase for each calendar year beginning on or after January 1, 2010, with such annual increase to be generally commensurate with other senior executives of the Company and with the actual salary increase for any year to be subject to the approval of the Compensation Committee of the Board of Directors of the Company (“Committee”) if required under applicable Company policies.

(b) Subject to approval by the Committee if required under applicable Company policies, for each calendar year during the Term, (i) an annual target cash bonus (“Target Bonus”), set as a percentage of your then current salary, will be established and provided to you in writing prior to the end of the first quarter of such year, and (ii) you shall receive at the time annual bonuses are paid for the prior year pursuant to applicable Company policy, payment of your annual cash bonus based on your Target Bonus for such prior year and your achievement of certain targets established by the Chief Executive Officer of the Company.  The Target Bonus shall be appropriate to your position in the Company and generally commensurate with the target bonus of other senior executives of the Company, taking into account your role in the Company as compared to such other senior executives.

(c) Subject to approval by the Committee if required under applicable Company policies, you shall also receive equity compensation, (e.g., options or restricted stock units) appropriate to your position in the Company and generally commensurate with grants to other senior executives of the Company, taking into account your role in the Company as compared to such other senior executives.  In any event, under current circumstances, your annual grant of equity compensation is expected to have a fair market value at least equal to your base salary.

(d) You shall receive vacation and other perquisites and all other benefits generally commensurate with comparable executives of the Company.

3.
(a) You shall serve as Executive Vice President and Chief Financial Officer, reporting directly to the President and Chief Executive Officer of the Company.  You shall be based in El Segundo, California, subject to such travel as the rendering of services hereunder may require.

(b) If you are elected a member of the Board of Directors or to any other office of the Company or any of its affiliates, you agree to serve in such capacity or capacities without additional compensation, unless additional compensation or benefits are paid to comparable executives.

(c) You hereby accept such employment and agree to devote your full time and attention as necessary to fulfill all of the duties of your employment hereunder.

4.	(a) Notwithstanding anything to the contrary contained in paragraph 1 (a) above, this Agreement may be terminated by the Company for cause if:

(i)	you are convicted of, or plead guilty or nolo contendere to a felony;

(ii)
you engage in conduct that constitutes continued willful neglect or willful misconduct in carrying out your duties under this Agreement, resulting, in either case, in economic harm to or damage to the reputation of the Company or any of its affiliates; or

(iii)	you breach any material affirmative or negative covenant or undertaking hereunder, which breach is not substantially cured within fifteen days after written notice to you specifying such breach.

If you are terminated for cause, you shall be entitled only to payment of your base salary and accrued vacation pay (if any) through the date of termination of your employment for cause.

(b) If your employment is terminated due to death, your estate or beneficiaries, as the case may be, shall be entitled to:

(i)	payment of base salary through the date of termination;

(ii)	payment of the pro-rated portion of the annual bonus that you received for the fiscal year immediately preceding the date of termination; and

(iii)	other or additional benefits in accordance with applicable plans and programs of the Company.

(c) If your employment is terminated due to disability (as defined below), you shall be entitled to the following (but in no event less than the benefits due to you under the then current disability program of the Company):

(i)	payment of base salary through the date of termination;

(ii)	payment of the pro-rated portion of the annual bonus that you received for the fiscal year immediately preceding the date of termination;

(iii)
until the earlier of the end of such disability and the end of the Term, continued participation in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which you were participating on the date of termination; and

(iv)	other or additional benefits in accordance with applicable plans and programs of the Company.

For purposes of this Agreement, “disability” shall mean your inability to substantially perform your duties and responsibilities under this Agreement for a period of 120 consecutive days.

(d) If the Company terminates your employment for any reason other than those defined in paragraphs 4 (a), (b) or (c) above, or if you terminate your employment by reason of the Company’s breach of paragraph 3 (a) above, then you shall be entitled to:

(i)	payment of your then current base salary through the date of termination;

(ii)	payment of your pro-rated Target Bonus for the calendar year in which your employment is terminated;

(iii)	payment of an amount equal to one (1) times your then current base salary and Target Bonus, if your employment is terminated under this paragraph 4(d) at any time prior to the expiration of the Term;

(iv)
vesting of equity awards as if you had remained employed through the end of the calendar year in which your employment is terminated or, if your employment is terminated in December of a year, for one additional calendar year, subject to the other terms and conditions of the applicable equity awards; and

(v)
continued participation in Company-sponsored medical plans in which you were participating on the date of termination, through either (a) the longer of the end of the Term or 12 months from the date of termination of your employment, or (b) until you receive coverage through another employer, whichever first occurs.

Any change of your principal place of employment (base location) from El Segundo, California, or any adverse change in the scope of your job responsibilities or reporting relationship, in any case without your consent, shall be deemed a constructive termination of your employment by the Company for purposes of, and upon such termination of employment (by you or by the Company) you shall be entitled to, the payments and benefits provided for above.  All payments under this paragraph 4(d) shall be conditioned upon your execution of a release agreement in the Company’s customary form or otherwise acceptable to the Company.

(e) Notwithstanding anything in this Agreement to the contrary, in the event that the Company adopts a severance plan applicable to comparable executives which provides for payments or benefits which are more favorable to executives than the provisions of this Agreement, then you shall automatically be entitled to such more favorable payments or benefits, subject to the terms and conditions of such plan, unless you otherwise agree in writing after adoption of any such plan.

5.
(a) You have previously received a copy of the Company’s Code of Ethics and Business Conduct.  You agree to abide by the provisions of this Code (as amended and posted on the Company’s website from time to time) at all times during your employment by the Company.

(b) During the term of your employment and for a period of one year thereafter, you will not, directly or indirectly, (i) induce or attempt to induce any managerial, legal, human resources, sales or supervising employee of the Company or its affiliates to render services to any other person, firm or corporation, and (ii) engage in any business which competes with the Company or any of its affiliates and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged.  The foregoing does not prohibit you from owning less than five percent (5%) of the outstanding common stock of any company whose shares are publicly traded.

In consideration of the foregoing agreements, and in addition to any severance benefits provided to you under this Agreement, if your employment is terminated by the Company for any reason other than those defined in paragraphs 4(a), (b) or (c) above, or if you terminate your employment, whether during or after expiration of the Term, the Company shall pay you an amount equal to the sum of your base salary and Target Bonus at the date termination of your employment, less applicable tax withholdings, such payment to be made on the first anniversary after the date of your employment termination, provided that you have complied with your obligations set forth above in this paragraph 5(b).

(c) You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company’s obligations to you are exclusively contractual in nature.  The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which you may create in connection with and during your term of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation hereunder).  You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

(d) All memoranda, notes, records and other documents made or compiled by you, or made available to you during the term of this Agreement concerning the business of the Company or it affiliates shall be the Company’s property and shall be delivered to the Company on the termination of this Agreement or at any other time on request.  You shall keep in confidence and shall not use for yourself or others, or divulge to others, any information concerning the business not publicly available and which is obtained by you as a result of your employment, including but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, unless disclosure is permitted by the Company or required by law.

(e) The Company shall have the right to use your name, biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

(f) The covenants set forth in sub paragraphs (b), (c) and (d) above shall survive the termination of this Agreement.

6.
The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action or law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage.  You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief, to prevent a breach of this Agreement by you.  Resort to equitable relief however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision.  The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive to any other or of any other or of any right or remedy allowed by law.

7.
In consideration of the making of the Agreement, as well as of the other consideration stated herein, you expressly agree that (a) the Company’s Employee Statements and Agreements and Mutual Agreement to Arbitrate Claims (copies of which you have received and which are incorporated herein by reference) shall apply to this Agreement; and (b) if you continue in the employ of the Company after the end of the Term, your employment shall be at-will and shall otherwise be in accordance with the provisions of this Agreement and such then existing Company policies as may then be in effect applicable to comparable executives of the Company.

8.
This Agreement shall be governed by the laws of the State of California applicable to contracts performed entirely therein.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates including, without limitation, the Prior Agreements.

9.
This Agreement shall inure to the benefit of the successors and general assigns of the Company and to the benefit of any other corporation or entity which is a parent, subsidiary or affiliate of the Company to which this Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated.  Except as herein provided, this Agreement shall be nonassignable.

Sincerely,

The DIRECTV Group, Inc.

By: /s/ CHASE CAREY
Chase Carey
President and CEO

THE FOREGOING IS AGREED TO:

/s/ PATRICK T. DOYLE
Patrick T. Doyle

Date: 11/5/08